Exhibit 99.1

MGC Diagnostics Corporation 350 Oak Grove Parkway Saint Paul, MN 55127 Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Declares $0.70 Per Share Special Cash Dividend and Retains Investment Banking Firm to Explore Strategic Options

SAINT PAUL, MN (January 25, 2017) — MGC Diagnostics Corporation (NasdaqCM: MGCD), a global medical technology company, announced today that its Board of Directors approved a special cash dividend of $0.70 per share on its outstanding common stock. The cash dividend will be payable on February 24, 2017 to all shareholders of record as of February 10, 2017.

MGC Diagnostics Corporation Chairman Mark Sheffert stated, “The Board of Directors has approved a special cash dividend, demonstrating our commitment to enhancing shareholder value. This special dividend is the result of our confidence in the Company’s continued solid operating performance, strong balance sheet - with no debt - and a cash position of $7.3 million. As of October 31, 2016 we had positive working capital of $11.7 million, and we maintain the ability to generate positive cash flow.

“As we have said before, if the Board of Directors determines in the future that the Company’s capital exceeds the amount necessary to retain sufficient cash and liquid assets to meet its working capital and liquidity needs, and to retain a reasonable cushion for contingencies and strategic opportunities, the Board will consider various options for increasing shareholder value. That may include, but will not be limited to, purchasing our own shares in the open market and in privately negotiated transactions and or paying cash dividends. This is a special cash dividend and we cannot guarantee any future dividends.”

The Board has also initiated a strategic review of the Company’s businesses and assets to explore opportunities for enhancing value for our loyal shareholders. A Special Committee consisting of Board Chairman Mark Sheffert, Vice Chairman Terry Bunge and director Hank Struik will oversee this process. The Special Committee has retained Minneapolis-based investment banking firm Craig-Hallum Capital Group LLC, to advise it in this process. We expect this to be a thorough process and we will report its findings and conclusions at the completion of the review. We will consider all reasonable options but cannot guarantee that any actions will be taken as a direct result of this review.”

Mr. Sheffert concluded, “We are pleased with the performance of MGCD, which has achieved strong double-digit domestic revenue growth in three out of the past four years. We believe MGCD can continue to perform well and generate positive cash flow. We will not be commenting on the progress of the strategic review while it is in process. And while we cannot guarantee that this process will culminate in a transaction, we believe that our investors deserve this review at this time to assess opportunities that can increase the value of their investment in MGC Diagnostics Corporation.”

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD) is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its Medical Graphics Corporation and Medisoft SA subsidiaries, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2015, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contact:	Wesley W. Winnekins	Joe Dorame, Robert Blum, Joe Diaz
	MGC Diagnostics Corporation	Lytham Partners, LLC
	Chief Financial Officer	(602) 889-9700
	(651) 484-4874	mgcd@lythampartners.com